ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of June 8, 2010 (the "**Closing Date**"), is by and among Western Sierra Mining Corporation, a Utah corporation ("**Seller**"), VHGI Holdings, Inc., a Delaware corporation ("**Parent**"), and VHGI Gold, LLC, a Nevada limited liability company and a wholly-owned subsidiary of Parent ("**Purchaser**"). Seller, Parent and Purchaser are sometimes each referred to herein as a "**Party**" and collectively, as the "**Parties**."

W I T N E S S E T H :

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Assets (as defined herein);

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the Parties hereby agree as follows:

ARTICLE I
DEFINITION

Section 1.1 **Definitions**. Certain terms used in this Agreement, but not otherwise defined shall have the meanings ascribed thereto in Exhibit A attached hereto.

ARTICLE II
PURCHASE AND SALE

Section 2.1 **Purchase and Sale of Assets**. Seller hereby sells, transfers, assigns, conveys and delivers to Purchaser, free and clear of all Encumbrances, and Purchaser hereby purchases, accepts and acquires from Seller, the Assets. This Agreement shall serve as a Bill of Sale for the purchase and sale of the Assets from Seller to Purchaser.

Section 2.2 **Purchase Price.**

(a) **Total Purchase Price**. The total purchase price for the Assets (the "**Purchase Price**") shall be equal to the following:

(i) the issuance by Parent to Seller at the Closing of 5,000,000 shares (the "**Initial Shares**") of Parent Common Stock;

(ii) the Royalty (as defined in Section 2.3 below);

(iii) $60,000 cash, which will be paid by Purchaser to Seller on June 14, 2010, and which will be utilized by Seller to document, prepare and attest to 43-101 report on one of the Mining Claims and Mining Properties, to be selected by Purchaser, which report will be promptly delivered by Seller to Purchaser upon its completion

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(iv) a promissory note, in the principal amount of $240,000 as set forth on Exhibit B attached hereto (the "**Promissory Note**"); and

(v) within ninety (90) days following the Closing, Parent will issue to Seller an additional 2,500,000 shares of Parent Common Stock; provided, however that by written notice:

(1) from Parent to Seller, delivered at least ten (10) days prior to the end of such ninety (90) day period, Purchaser can elect to pay Seller $250,000 in lieu of Parent issuing Seller 1,250,000 of such shares of Parent Common Stock; and/or

(2) from Seller to Purchaser, delivered at least ten (10) days prior to the end of such ninety (90) day period, Seller can demand that Purchaser pay Seller $250,000 in lieu of Parent issuing to Seller 1,250,000 of such shares of Parent Common Stock

(b) **Liabilities**. Purchaser does not assume or agree to pay, perform or discharge any liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise.

(c) **Assignment of Rights by Seller.** At the Closing Seller shall assign to Purchaser all of Seller's rights under the Mining Claims.

(d) **Allocation of Purchase Price**. The Purchase Price shall be allocated among the Assets as determined by Purchaser, such allocation to be made as provided in Section 1060 of the Internal Revenue Code of 1986 (the "**Code**"). Purchaser and Seller shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of the Purchase Price consistent with such allocation. Purchaser and Seller shall file on a timely basis any amendments required to such Form 8594 as a result of a subsequent increase or decrease of the Purchase Price. Purchaser and Seller shall not take any position on their respective income tax returns that is inconsistent with such allocation.

Section 2.3 **Grant of Royalty**.

(a) Purchaser agrees to pay Seller a royalty (the "**Royalty**") of two percent (2%) of Purchaser's Gross Sales (as defined below) of processed gold that was produced by Purchaser from mines located on the Mining Claims (the "**Purchaser Processed Gold**"). As used herein, "**Gross Sales**" means amounts actually received by Purchaser from sales of Purchaser Processed Gold during any calendar quarter.

(b) All Royalties will be due and payable on a calendar quarterly basis, on or before the forty-fifth (45th) day immediately following the calendar quarter in which Gross Sales are received, together with a quarterly report detailing the quantity of Purchaser Processed Gold sold, amounts received, the total Royalty due for the immediately preceding calendar quarter and the calculations used to arrive at those amounts.

(c) Purchaser will permit Seller, once per year, to audit Purchaser's books and records related to the Purchaser Processed Gold, at reasonable times and with reasonable notice, for the purpose of verifying Purchaser's adherence to the terms and conditions of this Section 2.3. Any audit requested by Seller will be conducted during Purchaser's regular business hours, will comply with Purchaser's normal security procedures, and will not unreasonably interfere with Purchaser's business operations. All out-of-pocket costs associated with an audit will be paid by Seller, unless the audit discovers a discrepancy of ten percent (10%) or more in the Royalties reported to Seller, in which case all reasonable out-of-pocket costs will be paid by Purchaser.

Section 2.4 **Other Agreements**.

(a) Prior to the Closing, Purchaser and Seller will mutually develop and agree to an eighteen month budget for exploration, analysis and operation of the mining operations on the Mining Claims (the "**Budget**), which Budget shall be developed by calendar quarters.

(b) Purchaser agrees to provide, within thirty (30) days after Closing, a minimum of $1,250,000 in order to bring mines on the Mining Claims into full production based on the Budget and subject to due diligence by Purchaser of the costs of doing so and the accuracy of the proven reserve reports for such mines as prepared by Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date (the "**Seller Disclosure Schedule**"):

Section 3.1 **Organization and Good Standing; Qualification**. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver the Transaction Documents and to consummate the Transactions. Seller is in good standing and duly qualified or licensed as a foreign corporation to do business in Arizona.

Section 3.2 **Authorization; Execution and Delivery**. Seller has all requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents. The Transaction Documents have been or will be duly executed and delivered by Seller and constitute or will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms of the Transaction Documents.

Section 3.3 **Governmental Approvals and Filings**. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order (a) to permit Seller to consummate the Transactions or perform its obligations under the Transaction Documents or (b) to prevent the termination of, or Material Adverse Effect on, any governmental right, privilege, authority, franchise, license, permit or certificate (collectively "**Governmental Licenses**") of Seller to

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own, operate and lease the Mining Claims and the property underlying the Mining Claims (the "**Mining Property**") its properties and assets as and where those properties and assets are owned, leased or operated.

Section 3.4 **No Conflict**. Subject to compliance with the Governmental Licenses described in Section 3.3 and obtaining the other consents and waivers that are set forth and described in the Section 3.4 of the Seller Disclosure Schedule (the "**Private Consents**"), the execution, delivery and performance of the Transaction Documents by Seller will not (i) conflict with, or result in a breach or violation of, any provision of Seller's Organizational Documents; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration of performance, under (whether or not after the giving of notice or lapse of time or both) any Encumbrance, note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which Seller or any of its properties or assets is a party or is subject; (iii) give rise to a declaration or imposition of any Encumbrance upon any of the Mining Claims or Mining Property; or (iv) impair the business of or adversely affect any Governmental License necessary to enable Seller to carry on its business as conducted on the date of this Agreement and at Closing.

Section 3.5 **Title to Mining Claims**. Seller is the sole owner of the Mining Claims, free and clear of any Encumbrances. The Mining Claims are in full force and effect. No Person has any monetary rights (e.g., royalties) with respect to minerals extracted from the Mining Claims or Mining Property. Seller has not commenced any mining operations on the Mining Property.

Section 3.6 **Compliance with Laws; Legal Proceedings.**

(a) Seller is not in violation of, or in default with respect to, any applicable Legal Requirements or any Governmental License, including any federal state or local law regarding or relating to trespass or violations of privacy rights.

(b) There is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or other governmental proceeding or investigation pending or, to the knowledge of Seller, threatened, and there are no claims (including unasserted claims of which such Seller is aware) against or relating to Seller or the Mining Claims or Mining Property.

Section 3.7 **Brokers**. No broker, finder or investment advisor acted, directly or indirectly, as such for Seller in connection with this Agreement or the Transactions, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Seller.

Section 3.8 **Contracts**.

(a) Set forth in Section 3.8 of the Seller Disclosure Schedule is a complete and correct list of each of the Mining Claims (the "**Contracts**"). Except for the Contracts, there are no other contracts, agreements, arrangements or understandings, oral or

written, related or pertaining or relating to, or affecting, the Mining Claims or the Mining Property.

(b) Each Contract is valid, binding and in full force and effect and is enforceable in accordance with the terms of the applicable Contract. Seller is not (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Contract, and, to the knowledge of Seller, no other party to any Seller Contract is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any Seller Contract.

Section 3.9 **Permits, Authorizations, Etc.** Seller has none of the necessary permits and authorizations from any required governmental agencies, whether federal, state, local or foreign, reasonably necessary to undertake and maintain mining for minerals on the Mining Property.

Section 3.10 **Environmental Matters.** Seller has not undertaken any mining operations on the Mining Properties. With respect to the Mining Properties, Seller is in compliance with all federal, state or local law (including common law), statute, ordinance, rule, regulation, code, or other requirement relating to the environment, natural resources, or public or employee health and safety ("**Environmental Laws**").

Section 3.11 **Certain Payments.** Neither Seller nor any member, director, officer, agent, or employee of Seller, or to the knowledge of Seller, any other Person associated with or acting for or on behalf of Seller has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any Legal Requirements, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

Section 3.12 **Investment Intent.** Seller acknowledges that the shares of Parent Common Stock delivered to Seller pursuant to Section 2.2 shall be issued by Parent pursuant to registration exemptions under the Securities Act of 1933, as amended (the "**Securities Act**") and any applicable state securities laws. Seller represents to Parent and its officers and directors that the Parent Common Stock issued and delivered to Seller pursuant to Section 2.2, at the time of delivery, will be acquired by Seller for investment purposes only without the intent to resell such shares of Parent Common Stock, and will not be transferred except pursuant to registration under the Securities Act and the applicable state securities acts or pursuant to exemption from registration under such acts. Seller hereby acknowledges that the Parent Common Stock issued and delivered to the Company Shareholder pursuant to Section 2.2 will be issued pursuant to exemption from registration under the Securities Act and the applicable state securities acts and the certificates evidencing the Parent Common Stock will bear appropriate restrictive transfer legends as required pursuant to the Securities Act and the applicable state securities acts.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

Section 4.1 **Corporate Organization**. Parent and Purchaser are each corporations duly organized, validly existing and in good standing under the laws of the state of their respective organization and have all requisite corporate power and authority to own, operate and lease their properties and assets as and where the same are owned, operated or leased and to conduct their business as now being conducted. Parent and Purchaser are each in good standing and duly qualified or licensed as a foreign corporation to do business in those jurisdictions in which the location of the property and assets owned, operated or leased by Parent and Purchaser or the nature of the business conducted by Parent and Purchaser makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.2 **Material Information**.

(a) Parent is a reporting company which files periodic reporting documents with the Securities and Exchange Commission (the "**SEC**") under the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"). Parent is current on its reporting requirements under the Exchange Act. All of Parent's filings with the SEC are available on-line at www.sec.gov.

(b) Parent's audited consolidated financial statements as of December 31, 2009, contained in the Form 10-K, including the notes contained therein, fairly present the consolidated financial position of the Company as of December 31, 2009 and the results of its consolidated operations for the periods purported to be covered thereby. Such financial statements have been prepared in conformity with generally accepted accounting principles consistently applied with prior periods subject to any comments and notes contained therein. Since December 31, 2009, there has been no material adverse change in the financial condition of the Company from the financial condition stated in such financial statements, except as provided in Parent's filings with the SEC since December 31, 2009.

Section 4.3 **Brokers**. No broker, finder or investment advisor acted directly or indirectly as such for Parent or Purchaser in connection with the Transaction Documents, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Parent or Purchaser.

Section 4.4 **Certain Payments**. Neither Parent nor Purchaser, nor to the knowledge of any of their respective directors, officers, agents, or employees, any other Person associated with or acting for or on behalf of Parent, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable

treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Parent or Purchaser or any affiliate of Parent or Purchaser, or (iv) in violation of any Legal Requirements, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Parent or Purchaser.

Section 4.5 **Issuance of Shares**. Parent has a sufficient number of authorized, but unissued shares of Parent Common Stock to issue the shares of Parent Common Stock required to be issued under Section 2.2 above (collectively, the "**Parent Shares**"). When issued at the Closing, the Parent Shares so issued will be duly authorized, validly issued, fully paid and nonassessable.

Section 4.6 **Securities Exemption**. The issuance of the Parent Shares pursuant to this Agreement is exempt from the registration requirements of the Securities Act of 1933, as amended.

ARTICLE V
CLOSING DELIVERIES

Section 5.1 **Deliveries of Seller**. At the Closing, Seller shall deliver to Parent and Purchaser the following, all of which shall be in a form satisfactory to counsel to Parent and Purchaser and shall be held in Escrow until the Promissory Note as described in Section (2.2).(a).(iv) is paid in full and delivered to Seller.

(a) Transfer of Ownership for Unpatented Mining Claims, in substantially the form of Exhibit C attached hereto (the "**Transfer Form**");

(b) a copy of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of the Transaction Documents;

(c) a certificate, dated within 30 days of the Closing Date, of the Secretary of State of Utah establishing that Seller is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

(d) the Private Consents; and

(e) such other instrument or instruments of transfer as shall be necessary or appropriate, as Parent or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Assets.

Section 5.2 **Deliveries of Purchaser.** At the Closing, Parent and Purchaser shall deliver to Seller:

(a) a certificate representing the Parent Shares;

(b) the Promissory Note;

(c) a copy of the resolutions of the Board of Directors of each of Parent and Purchaser authorizing the execution, delivery and performance of the Transaction Documents;

(d) a certificate, dated within 30 days of the Closing Date, of the Secretary of State of Delaware and Nevada, respectively, establishing that Parent and Purchaser, respectively, are in existence, have paid all state taxes and otherwise is in good standing to transact business in such state.

(e) all accounts, books, ledgers and information pertaining or relating to the Assets.

ARTICLE VI
POST CLOSING MATTERS

Section 6.1 **Further Instruments of Transfer**. Following the Closing, at the request of Purchaser or Parent, Seller shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (i) vest in Purchaser good and marketable title to the Assets and (ii) transfer to Purchaser all licenses and permits necessary for the ownership, use and operation of the Assets at the expense of Purchaser or Parent.

ARTICLE VII
REMEDIES

Section 7.1 **Indemnification by Seller**. Subject to the terms and conditions of this ARTICLE, Seller agrees to indemnify, defend and hold Parent, Purchaser and each of their directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "**Damages**"), asserted against or incurred by such indemnitees by reason of or resulting from: (a) a breach of any representation, warranty or covenant of Seller contained in this Agreement; or (b) any liability related to Seller.

Section 7.2 **Indemnification by Purchaser.** Subject to the terms and conditions of this ARTICLE, Parent and Purchaser hereby agree to jointly and severally indemnify, defend and hold Seller and its respective directors, officers, agents, attorneys, affiliates and shareholders, harmless from and against all Damages asserted against or incurred by any of such indemnitees by reason of or resulting from a breach by Parent or Purchaser of any representation, warranty or covenant of Parent or Purchaser contained in the Transaction Documents.

Section 7.3 **Conditions of Indemnification**. The respective obligations and liabilities of Seller, Parent and Purchaser (the "**indemnifying party**") to the other (the "**party to be indemnified**") under Section 7.1 and 7.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or

other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

(b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

(c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

(d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

Section 7.4 **Waiver**. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such Party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any Party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such Party's rights, powers and

remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

Section 7.5 **Remedies Not Exclusive**. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one Party against another Party, either at law or in equity.

Section 7.6 **Costs, Expenses and Legal Fees**. Each party will bear its own fees for counsel and accountants and other expenses relating to the Transaction.

ARTICLE VIII
MISCELLANEOUS

Section 8.1 **Amendment**. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the Parties.

Section 8.2 **Assignment**. Neither this Agreement nor any right created hereby shall be assignable by any Party, except by Purchaser.

Section 8.3 **Parties In Interest; Third Party Beneficiaries.** Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the respective Parties. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

Section 8.4 **Entire Agreement**. The Transaction Documents constitute the entire agreement of the Parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

Section 8.5 **Severability**. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 8.6 **Survival of Representations, Warranties and Covenants.** The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by Seller, Parent or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two (2) year following

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the Closing, except for indemnification provisions for the violation of any Environmental Law, which shall survive the Closing and shall continue indefinitely.

Section 8.7 **Governing Law**. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

Section 8.8 **Captions**. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 8.9 **Confidentiality; Publicity and Disclosures.** Each Party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other Parties; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws and (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement. Notwithstanding the above, the Parties acknowledge and agree that Parent may issue a press release regarding this Agreement following the execution of this Agreement by each of the parties hereto

Section 8.10 **Notice**. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by delivering the same by e-mail transmission or facsimile transmission or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered, delivered by e-mail or delivered by facsimile or on the third Business Day following the date on which it is so mailed. For purposes of notice, the addresses of the Parties shall be:

If to Seller:

Western Sierra Mining Corporation
2750 Cisco Drive South
Lake Havasu, Arizona 86403
Facsimile No.: 928-680-7066
e-Mail: wsrm@ citlink.net
Attention: Michael Chaffee, President

with a copy to:

____
____
____
____

If to Parent or Purchaser:

c/o VHGI Holdings, Inc.
777 Main Street, Suite 3100
Fort Worth, Texas 76102
Facsimile No.: (817) 820-7021
Attention: Scott Haire, Chief Executive Officer

with a copy to:

Richard F. Dahlson, Esq.
Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Fax No.: (214) 953-6187

Any Party may change its address for notice by written notice given to the other Parties in accordance with this Section.

Section 8.11 **Choice of Forum**. The Parties agree that should any suit, action or proceeding arising out of this Agreement be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in the United States District Court for the Northern District of Texas located in Dallas, Texas. Each of the Parties consents to the in personam jurisdiction of the United States District Court for the Northern District of Texas located in Dallas, Texas and waives any objection to the venue of any such suit, action or proceeding. The Parties recognize that courts outside Dallas, Texas may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any party hereto shall institute a proceeding involving this Agreement in a jurisdiction outside Dallas, Texas, the party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in the United States District Court for the Northern District of Texas located in Dallas, Texas, including without limitation any additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for parties, witnesses, experts and support personnel.

Section 8.12 **Service of Process**. Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in Section 8.10 and service thus made shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

Section 8.13 **Counterparts**. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

EXECUTED as of the date first set forth above.

WESTERN SIERRA MINING CORPORATION

By: *M. Chaffee*
Michael Chaffee, President

VHGI HOLDINGS, INC.

By: ______________________
Scott A. Haire, Chief Executive Officer

VHGI GOLD, LLC

By: ______________________
Scott A. Haire, Chief Executive Officer

EXHIBIT A

Definitions

"**Assets**" shall mean, with respect to Seller, all of Seller's rights, titles and interests in, to and under, the Mining Claims, and all proprietary and technical information, analysis, reports, know-how, permits and trade secrets pertaining or relating to the Mining Claims.

"**Business Days**" shall mean any day other than a day on which banks in New York or Oklahoma City are required or authorized to be closed.

"**Closing**" shall mean the closing of the Transactions, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202, or at such other time and place as shall be mutually agreed in writing by the Parties.

"**Encumbrances**" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction or encumbrance of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"**Legal Requirements**" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, executive order, judgment, writ, decree, injunction, order, constitution, law, licensing, permit, authorization or consent requirement, ordinance, principal of common law, regulation, statute or treaty.

"**Material Adverse Effect**" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably expected to be materially adverse to the business, operations, assets (including intangible assets), condition (financial or otherwise), liabilities, prospects or results of operations of Seller, or in the case of Parent and Purchaser, taken as a whole.

"**Mining Claims**" means the following unpatented mining claims, which claims are recorded with the United States Department of the Interior Bureau of Land Management – Arizona State Office:

AMC #	Name	County Recorder No.	TWP	Rng	REC
353106	Bueno #1	B3720-316	11N	1W	14
399914	Treasure Gulch 1	B4724-835	12.5N	2W	30-31
389109	Sun Gold 2	B4564-19	11N	1W	14
389110	Sun Gold 3	B4564-20	11N	1W	9
389111	Sun Gold 4	B4564-21	11N	1W	16

393970 Treasure Gulch 2 B4598-378 12.5 2W 30

"**Organizational Documents**" refers to the articles or certificate of incorporation and bylaws of a corporation, the articles or certificate of organization and operating agreement of a limited liability company, the limited or general partnership agreement of a partnership, the joint venture agreement of a joint venture, the trust agreement of a trust or with respect to any other type of entity, the organizational and formation documents thereof.

"**Parent Common Stock**" means the common stock, par value $0.001 per share, of Seller.

"**Person**" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

"**Transaction Documents**" means this Agreement, the Promissory Note, the Transfer Form and each other agreement, document or instrument required to be executed in accordance hereby or thereby and all exhibits, schedules or certificates hereby or thereby.

"**Transactions**" means the transactions contemplated by the Transaction Documents.

EXHIBIT B

Form of Promissory Note

[See attached document]

EXHIBIT C

Form of Transfer of Ownership for Unpatented Mining Claims

[See attached document]

TRANSFER OF OWNERSHIP FOR UNPATENTED MINING CLAIMS

This Transfer of Ownership for Unpatented Mining Claims (this "**Transfer of Claims**"), dated as of June 8, 2010, is made by Western Sierra Mining Corporation, a Utah corporation ("**Seller**"), in favor, and for the benefit, of VHGI Holdings, Inc., a Delaware corporation ("**Parent**"), and VHGI Gold, LLC, a Nevada limited liability company and a wholly-owned subsidiary of Parent ("**Purchaser**"). All capitalized terms used without definition herein shall have the meaning specified in the Purchase Agreement (as defined below).

WHEREAS, Seller, Parent and Purchaser are parties to an Asset Purchase Agreement, of even date herewith (the "**Purchase Agreement**"); and

WHEREAS, pursuant to Section 5.1(a) of the Purchase Agreement, Seller is required to deliver this Bill of Sale to Purchaser; and

WHEREAS, by this Transfer of Claims, Seller desires to sell, transfer, assign, convey and deliver to Purchaser the Mining Claims (as defined in the Purchase Agreement), free and clear of all security interests, liens, claims, encumbrances or restrictions;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby sell, transfer, assign, convey and deliver unto Purchaser all of Seller's right, title and interest in, to and under the Mining Claims, which Mining Claims are defined in the Purchase Agreement as the following unpatented mining claims, which claims are recorded with the United States Department of the Interior Bureau of Land Management – Arizona State Office:

AMC #	Name	County Recorder No.	TWP	Rng	REC
353106	Bueno #1	B3720-316	11N	1W	14
389109	Sun Gold 2	B4564-19	11N	1W	14
389110	Sun Gold 3	B4564-20	11N	1W	9
389111	Sun Gold 4	B4564-21	11N	1W	16
393970	Treasure Gulch 2	B4598-378	12.5	2W	30
399914	Treasure Gulch 1	B4724-835	12.5	2W	30-31

It is expressly understood that this instrument is intended solely to restate, and not in any manner to amend, modify, enlarge or limit any warranties or agreements contained in, the Purchase Agreement and each of the covenants, agreements, representations and warranties, and indemnities contained therein with respect to the Mining Claims is hereby incorporated by reference as if set forth herein in full.

TO HAVE AND TO HOLD the Mining Claims unto Purchaser, its successors and assigns, to and for its or their use forever.

Seller has not executed any prior bill of sale, assignment, transfer or other conveyance to any other party of all or any portion of the Mining Claims conveyed hereby and in the Purchase Agreement which is still in effect as of the date hereof.

From time to time at the request of Purchaser or Parent, Seller shall, without further consideration, execute and deliver to Purchaser such instruments of conveyance, transfer, assignment and confirmation and take such other action and/or authorize Purchaser to take such action, as Purchaser may reasonably request in order for Purchaser to obtain the full benefit of the transfer of the Mining Claims from Seller to Purchaser.

All of the terms and provisions of this Transfer of Claims shall be binding upon Seller and its successors and assigns, and shall inure to the benefit of Purchaser and Parent and their respective successors and assigns. This Transfer of Claims cannot be amended, modified or terminated without the prior written consent of Purchaser and Parent.

This Transfer of Claims shall be governed by and interpreted and construed in accordance with the laws of the State of Texas, exclusive of the conflicts of law rules of such State.

IN WITNESS WHEREOF, Seller has duly executed this Transfer of Claims on the day and year first above written.

WESTERN SIERRA MINING CORPORATION

By: *M Chaffee*
Michael Chaffee, President

STATE OF TEXAS §
§
COUNTY OF Tarrant §

This Transfer of Claims document was acknowledged before me on this day personally appeared **Michael Chaffee,** known to me or proved to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal of office this 8TH day of June, 2010.

(S E A L)

LUCY J. SINGLETON
MY COMMISSION EXPIRES
February 26, 2012

Lucy J Singleton
Notary Public's Signature
My Commission Expires: 2012

5500667v.2

VHGI GOLD, LLC

PROMISSORY NOTE

$240,000

June 8, 2010

FOR VALUE RECEIVED, the undersigned, VHGI Gold, LLC, a Nevada limited liability company ("**Maker**"), hereby promises to pay to the order of Western Sierra Mining Corporation, a Utah corporation, or its successors or assigns ("**Payee**"), the principal sum of Two Hundred and Forty Thousand and No/100 Dollars ($240,000), together with interest accrued thereon (calculated on the basis of a 365-day year) at a rate of six percent (6%) per annum from the date hereof until the date that this Promissory Note (this "**Note**") is paid in full; provided, however, upon the occurrence of an Event of Default (as defined below), then to the extent permitted by law, Maker will pay interest to the Payee, payable on demand, on the outstanding principal balance of the Note from the date of the Event of Default until payment in full at the rate of ten percent (10%) per annum. All payments on this Note shall be due and payable in lawful money of the United States of America.

1. Principal and Interest Payments. Principal of, and interest on, this Note shall be due and payable on or prior to July 8, 2010 (the "**Maturity Date**").

2. Prepayments. The unpaid principal balance of this Note or any accrued but unpaid interest thereon may be prepaid in whole or in part at any time by Maker.

3. Method of Payment. All payments made under this Note, whether of principal or interest, shall be made by Maker to the holder hereof on the date specified or provided herein and shall be delivered by means of certified or cashiers' check or wire transfer of immediately available funds to an account specified by the holder hereof. Whenever payment hereunder shall be due on a day which is not a Business Day (as hereinafter defined), the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. "**Business Day**" means every day which is not a Saturday, Sunday or legal holiday.

4. Events of Default. The following shall constitute events of default ("**Events of Default**") hereunder:

(a) failure of Maker to make any payment on this Note as and when the same becomes due and payable in accordance with the terms hereof, if the same has continued for five (5) days after written notice specifying such default has been delivered to Maker by Payee;

(b) failure of Maker to perform any other covenant contained herein, if the same has continued for thirty (30) days after written notice specifying such default has been delivered to Maker by Payee;

(c) if Maker makes an assignment for the benefit of creditors, or petitions or applies for the appointment of a liquidator, receiver or custodian (or similar official) of it or of any substantial part of its assets, or if Maker commences any proceeding or case relating to it

8A16

under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, or takes any action to authorize any of the foregoing; or

(d) if any petition or application of the type described in subparagraph (d) immediately above is filed or if any such proceeding or case described in subparagraph (d) is commenced against Maker and is not dismissed within sixty (60) days, or if Maker indicates its approval thereof, consents thereto or acquiesces therein, or if an order is entered appointing any such liquidator or receiver or custodian (or similar official), or adjudicating Maker bankrupt or insolvent, or approving a petition in any such proceeding, or if a decree or order for relief is entered in respect of Maker in an involuntary case under the Bankruptcy Code or any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction.

In the event any one or more of the Events of Default specified above occurs and is continuing, the holder of this Note may (i) accelerate the maturity of this Note with notice to Maker at which time all such amounts shall be immediately due and payable, (ii) proceed to protect and enforce its rights either by suit in equity or by action at law, or by other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power or right granted by this Note, or (iii) enforce any other legal or equitable right of the holder of this Note.

5. Delay or Omission Not Waiver. No delay or omission on the part of the holder of this Note in the exercise of any power, remedy or right under this Note, or under any other instrument executed pursuant hereto, shall operate as a waiver thereof, nor shall a single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other right or power hereunder.

6. Waiver. Any term, covenant, agreement or condition of this Note may, only with the written consent of Maker and Payee, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), altered, modified or amended.

7. Attorneys' Fees and Costs. In the event an Event of Default shall occur, and in the event that thereafter this Note is placed in the hands of an attorney for collection, or in the event this Note is collected in whole or in part through legal proceedings of any nature, then and in any such case Maker promises to pay all costs of collection, including, but not limited to, reasonable attorneys' fees and court costs incurred by the holder hereof on account of such collection, whether or not suit is filed.

8. Successors and Assigns. All of the covenants, stipulations, promises and agreements in this Note made by Maker and Payee (by virtue of its acceptance of this Note) shall bind its successors and assigns, whether so expressed or not.

9. Maximum Lawful Rate. It is the intent of the Maker and holder of this Note to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Note exceed the highest

BH

lawful interest rate permitted under applicable law. If the holder of this Note shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the highest lawful interest rate permitted under applicable law, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on this Note in the inverse order of its maturity and not to the payment of interest, or refunded to Maker or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of this Note so that the amount of interest on account of such obligation does not exceed the maximum permitted by applicable law. As used in this Section, the term "applicable law" shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

10. Governing Law. This Note shall be governed by and construed in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Texas.

11. Notice. Any notice or demand given hereunder shall be deemed to have been given and received (i) when actually received by the receiving party, if delivered in person, by facsimile transmission (as evidenced by confirmation) or by overnight courier service, or (ii) if mailed, on the earlier of the date actually received or (whether ever received or not) three Business Days after a letter containing such notice, certified or registered, with postage prepaid, addressed to the receiving party, is deposited in the United States mail.

12. Severability. In case any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

EXECUTED as of the date set forth above.

VHGI GOLD, LLC

By: ______________________
Scott A. Haire,
Chief Executive Officer